Exhibit 99.2

WASHINGTON BANKING DECLARES QUARTERLY CASH DIVIDEND

OAK HARBOR, WA – January 23, 2009 – Washington Banking Company (Nasdaq: WBCO), the holding company for Whidbey Island Bank, announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.065 per common share. The dividend is payable February 19, to shareholders of record on February 3, 2009. Washington Banking has paid a quarterly cash dividend since its 1998 initial public offering.

Washington Banking is scheduled to report its earnings for 2008 fourth quarter and year end next Wednesday, January 28th, and will host a conference call at 10:00 a.m. PST (1:00 p.m. EST) on Thursday, January 29, 2009, to discuss the results. The call will also be broadcast live via the internet.

Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (303) 262-2053 at 10:00 a.m. PST. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com. Shortly after the call concludes, the replay will also be available at (303) 590-3000, using access code 11124816#, where it will be archived for three months.

ABOUT WASHINGTON BANKING COMPANY

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. These statements speak only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to: adverse developments in the capital markets; legislative or regulatory requirements affecting financial institutions; restructuring of the regulation of the financial services industry; changes in the interest rate environment; adverse changes in regional and national economic conditions and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Form 10-Q for quarters ended March 31, 2008 and September 30, 2008. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

www.wibank.com

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Note: Transmitted on GlobeNewswire at 3:30 a.m PST on January 23, 2009.